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                                                                   EXHIBIT 10.27

                                Juan A. Rodriguez
                               640 S. 68th Street
                             Boulder, Colorado 80303



September 20, 2001



Exabyte Corporation
1685 38th Street
Boulder, CO 80301

         Re:  Investment in Exabyte's Series H Convertible Preferred Stock

Ladies and Gentlemen:

         This letter shall confirm my agreement to purchase from you, and your agreement to sell to me, 250,000 shares of Exabyte's Series H Convertible Preferred Stock (the "Series H Preferred") for $1.00 per share with the same rights and subject to the same terms and conditions agreed to by the Investors under that certain merger agreement dated as of August 22, 2001 by and among Exabyte Corporation, Ecrix Corporation, Bronco Acquisition, Inc., certain lenders listed on the signature page thereto and certain Investors listed on the signature page and on Exhibit 3.1.2 thereto (the "Agreement"). Capitalized terms used herein and not defined herein shall have the meanings set forth in the Agreement. This letter agreement is separate and apart from the Agreement although terms and provisions of that Agreement are referenced in this letter agreement.

         I hereby agree to comply with the provisions stated in Article III of the Agreement as if I were named as an Investor. I agree to be bound by and subject to the terms, conditions, obligations and other agreements applicable to the Investors under the Agreement as if set forth in this letter agreement, including, without limitation, the obligation of the Investors in Article III to purchase the Series H Preferred, in my case 250,000 shares of Series H Preferred. In addition, I have read and understand the representations and warranties of the Investors found in Article V of the Agreement, and I hereby represent and warrant to you that each of such representations and warranties is true as of the date of this letter with respect to me and my investment in the Series H Preferred.

         You agree to sell to me the 250,000 shares of Series H Preferred for $250,000 in accordance with the terms, conditions, obligations and other agreements applicable to you under Article III of the Agreement as if I were an Investor and as if those terms were set forth in this letter agreement.

         The conditions to my obligation to purchase the Series H Preferred shall be those stated in Article IX of the Agreement. Your conditions to selling to me the Series H Preferred Stock are those set forth in Article VII of the Agreement, including without limitation my executing and delivering a lock-up agreement, provided, that you agree that the condition precedent to obligations of you and Merger Sub in Section 7.18 of the Agreement shall be deemed satisfied if the aggregate purchase of Series H Preferred by the Investors pursuant to the Agreement (and including my investment) is at least $9.4 million. You and I agree that it is desirable for me to be a party to the Registration Rights Agreement. Both of us will use our reasonable efforts to add me as a party to the Registration Rights Agreement by obtaining the


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Exabyte Corporation
September 20, 2001
Page 2



concurrence of all parties to the Agreement so that I am treated like an Investor for purposes of the Registration Rights Agreement.

         If the foregoing correctly sets forth our mutual understanding and if you agree to sell 250,000 shares of Series H Preferred to me on the terms and conditions specified in this letter as more fully described in the Agreement, please signify by signing below and returning a copy of this letter containing your signature to me.

                                               Very truly yours,



                                               Juan A. Rodriguez


Agreed and accepted:

EXABYTE CORPORATION


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By:
Its:


ECRIX CORPORATION


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By:
Its: